Exhibit 1.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as buyer
(“Buyer”), and

PENNYMAC CORP., and PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC, each a seller (collectively, the “Sellers”), and

PENNYMAC MORTGAGE INVESTMENT TRUST (“Guarantor”)

Dated June 8, 2011

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24.	Binding Effect; Governing Law; Jurisdiction	61

25.	No Waivers, Etc.	62

26.	Intent	62

27.	Disclosure Relating to Certain Federal Protections	63

28.	Power of Attorney	63

29.	Buyer May Act Through Affiliates	64

30.	Indemnification; Obligations	64

31.	Counterparts	65

32.	Confidentiality	65

33.	Recording of Communications	66

34.	Commitment Fee	66

35.	Reserved	66

36.	Periodic Due Diligence Review	66

37.	Authorizations	67

38.	Acknowledgement Of Anti-Predatory Lending Policies	67

39.	Documents Mutually Drafted	67

40.	General Interpretive Principles	67

41.	Joint and Several	68

SCHEDULES

Schedule 1 - Representations and Warranties with Respect to Purchased Assets

Schedule 2 – Authorized Representatives

EXHIBITS

Exhibit A – Reserved

Exhibit B – Reserved

Exhibit C – Form of Servicing Renewal Letter

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Exhibit D – Form of Seller Power of Attorney

Exhibit E-1 – Form of Servicer Power of Attorney

Exhibit E-2 – Form of REO Subsidiary Power of Attorney

Exhibit F – Officer’s Certificate

Exhibit G – Sellers’ and Guarantor’s Tax Identification Numbers

Exhibit H – Existing Indebtedness

Exhibit I – State Specific Foreclosure Aging Timeline

Exhibit J – State Specific REO Disposition Timeline

Exhibit K – State Specific REO Recording Timeline

Exhibit L – Form of Servicer Notice and Pledge

Exhibit M – Loan Activity Report

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1.     Applicability

From time to time the parties hereto may enter into transactions in which the applicable Seller agrees to transfer to Buyer Mortgage Loans (as hereinafter defined) on a servicing released basis and the Trust Interests against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the applicable Seller such Purchased Mortgage Loans on a servicing released basis and the Trust Interests against the transfer of funds by Sellers.  From time to time, the Sellers may request Purchase Price Increases for the Transaction involving the Trust Interests in conjunction with the transfer of an REO Property to the REO Subsidiary as a result of the increase in Market Value of the Trust Interests. From time to time, the Sellers may request a release of REO Property from the REO Subsidiary in conjunction with a Mandatory Partial Prepayment as a result of the decrease in Market Value of the Trust Interests in connection therewith.  This Agreement is a commitment by Buyer to engage in the Transactions (and requests for Purchase Price Increases, from time to time) as set forth herein up to the Maximum Committed Purchase Price; provided, that Buyer shall have no commitment to enter into any Transaction or agree to any Purchase Price Increase requested that would result in the aggregate Purchase Price of then-outstanding Transactions to exceed the Maximum Committed Purchase Price.  Each such transaction involving the transfer of Mortgage Loans or the transfer of the Trust Interests shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

On the initial Purchase Date, Buyer will purchase the Trust Interests from PennyMac Corp. in connection with the initial Transaction.

After the initial Purchase Date, as part of a Purchase Price Increase Request, PennyMac Corp. may request and Buyer will fund, subject to the terms and conditions of this Agreement, an increase in the Purchase Price for the Transactions in respect of the Trust Interests based upon the acquisition of additional REO Properties by the REO Subsidiary.  From time to time, the Sellers will pay a Mandatory Partial Prepayment to Buyer in accordance with Section 4(b) hereof.

2.     Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acceptable State” means any state acceptable to Buyer.

“Accepted Servicing Practices” means, with respect to any Purchased Mortgage Loan or REO Property, those mortgage servicing practices or property management practices, as applicable, of prudent mortgage lending institutions which service mortgage loans and manage real estate properties, as applicable, of the same type as such Purchased Mortgage Loan or REO Property, as applicable, in the jurisdiction where the related Mortgaged Property or REO Property is located.

“Accrual Period” means with respect to any Payment Date, the period from and including the last Payment Date to but excluding the next Payment Date.  Buyer shall provide notice to Sellers of interest accrued during the applicable Accrual Period one Business Day prior to the applicable Payment Date.

“Act” has the meaning set forth in Section 32(b) hereof.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (c) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Acquisition Guidelines” means the standards, procedures and guidelines of Sellers for acquiring Mortgage Loans and REO Properties, as applicable, in general conformance with such Seller’s due diligence protocols for the purchase of Mortgage Loans or REO Properties, as applicable, as previously provided to Buyer.

“Adjusted Tangible Net Worth” means (a) the sum of (i) Net Worth and (ii) Subordinated Debt, minus (b) intangibles and goodwill.

“Affected Transaction” has the meaning set forth in Section 4(e) hereof.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, however, that any entity that is otherwise not directly or indirectly owned or controlled by any Seller or Guarantor shall not be deemed an “Affiliate” for the purposes of this definition.  For the avoidance of doubt, the term “Affiliate” as used herein shall include only PennyMac Mortgage Investment Trust and its Subsidiaries.

“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Ancillary Income” means all income derived from the Purchased Mortgage Loans (other than payments or other collections in respect of principal, interest and escrow payments attributable to the Purchased Mortgage Loans) including, but not limited to, late charges, all interest received on funds deposited in the Collection Account or REO Account, as applicable, reconveyance fees, subordination fees, speedpay fees, mortgage pay on the web fees, automatic clearing house fees, demand statement fees, modification fees, if any, fees received with respect to checks on bank drafts returned by the related bank for insufficient funds, assumption fees and other similar types of fees arising from or in connection with any Purchased Mortgage Loan to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

“Asset Documents” means the documents in the related Asset File to be delivered to the Custodian.

“Asset File” means, with respect to each Purchased Asset or REO Property, the documents and instruments relating to such Purchased Asset or REO Property, as applicable, and set forth in an exhibit to the Custodial Agreement.

“Asset Schedule” means with respect to any Transaction as of any date, an Asset Schedule in the form prescribed by the Custodial Agreement.

“Attorney Bailee Letter” means a bailee letter substantially in the form prescribed by the Custodial Agreement or otherwise approved in writing by Buyer.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Bank” means City National Bank and any successor or assign.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“BPO” means an opinion of the fair market value of a Mortgaged Property or parcel of real property given by a licensed real estate agent or broker in conformity with customary and usual business practices, which includes comparable sales and comparable listings; provided that no BPO shall be valid if it is dated earlier than 180 days prior to the date of determination.

“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York City.

“Buydown Amount” has the meaning set forth in Section 5(c) hereof.

“Buyer” means Credit Suisse First Boston Mortgage Capital LLC, and any successor or assign hereunder.

“Buyer’s Margin Amount” means with respect to any Purchased Mortgage Loan, Trust Interests or REO Property, as applicable, as of any date of determination, an amount equal to the product of (a) Buyer’s Margin Percentage and (b) the Purchase Price for such Purchased Mortgage Loan, Trust Interests or Purchase Price Increase, for such REO Property, as applicable,

“Buyer’s Margin Percentage” means, with respect to any Purchased Mortgage Loan or REO Property, as applicable, as of any date, a percentage equal to the percentage obtained by dividing the (a) Market Value of the related Purchased Mortgage Loan or REO Property, as applicable, on the Purchase Date or Purchase Price Increase Date, as applicable, by (b) the Purchase Price on the Purchase Date or Purchase Price Increase Date, as applicable, for such Purchased Mortgage Loan or REO Property; provided, that, with respect to any Purchased Mortgage Loan or REO Property which was one Category on the related Purchase Date or Purchase Price Increase Date, as applicable, and which, as of the date of determination, is a different Category, Buyer’s Margin Percentage as of such date of determination shall be equal to the percentage obtained by dividing (a) the Market Value of such Purchased Mortgage Loan or REO Property on the related Purchase Date or Purchase Price Increase Date, as applicable, by (b) the amount the Purchase Price would have been on the Purchase Date or Purchase Price Increase Date, as applicable, if such Purchased Mortgage Loan or REO Property had been in the Category of asset (e.g., Eligible REO Property, etc.) that it is categorized on the date of determination.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means  (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Category” means the category or type of Purchased Mortgage Loan or REO Property as delineated in the definition of Purchase Price Percentage.

“Change in Control” means:

(a)           any transaction or event as a result of which PennyMac Operating Partnership, L.P. ceases to own, beneficially or of record, 100% of the stock of PennyMac Corp. or PennyMac Holdings;

(b)           any transaction or event as a result of which PennyMac Mortgage Investment Trust ceases to own, directly or indirectly and beneficially or of record, 100% of the partnership interests of PennyMac Operating Partnership, L.P.;

(c)           the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of PennyMac Mortgage Investment Trust on a fully diluted basis at any time;

(d)           the sale, transfer, or other disposition of all or substantially all of any Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction); or

(e)           the consummation of a merger or consolidation of either Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of such Seller or Guarantor immediately prior to such merger, consolidation or other reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means each account established at the Bank into which all Income other than REO Income shall be deposited, each of which shall be subject to a Collection Account Control Agreement.

“Collection Account Control Agreement” means a letter agreement among Sellers, Buyer and Bank in form and substance reasonably acceptable to Buyer, as the same may be amended from time to time.

“Commitment Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Confidential Information” has the meaning specified in Section 32(b) hereof.

“Confirmation Statement and Instruction Agreement” means the confirmation statement in the form of Annex A to Exhibit A hereto.

“CSCOF” means, in the Buyer’s sole discretion, which may be confirmed by notice to the Sellers (which may be electronic), for each day, the rate of interest (calculated on a per annum basis) determined by Buyer (which such determination shall be dispositive absent manifest error), equal to the overnight interest expense incurred by Buyer for borrowing funds.

“Custodial Agreement” means the custodial agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodial Asset Schedule” has the meaning assigned to such term in the Custodial Agreement.

“Custodian” means Deutsche Bank Trust Company Americas or such other party specified by Buyer and agreed to by Sellers, which approval shall not be unreasonably withheld.

“Deed” means the deed issued in connection with a foreclosure sale of a Mortgaged Property or in connection with receiving a deed in lieu of foreclosure evidencing title to the related REO Property.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval system maintained by the SEC.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Tracking Agreement” means each of those certain Electronic Tracking Agreements among Buyer, the applicable Seller, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” means a Mortgage Loan that satisfies the Acquisition Guidelines and representations and warranties set forth on Schedule 1-A with respect thereto.

“Eligible REO Property” means an REO Property that satisfies the Acquisition Guidelines and the applicable representations and warranties set forth on Schedule 1-B with respect thereto.

“Eligible Trust Interest” means the Trust Interest that satisfies the applicable representations and warranties set forth on Schedule 1-C with respect thereto.

“EO13224” has the meaning specified in Section 13(a)(27) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with Sellers or Guarantor is a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

“Event of Default” has the meaning specified in Section 15 hereof.

“Event of Termination” means with respect to Sellers or Guarantor (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (b) the withdrawal of any Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by any Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430 (j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303 (j) of ERISA, as amended by the Pension Protection Act), or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller, Guarantor or any ERISA Affiliate thereof to terminate any plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under  Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by any Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412 (b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” means (a) income Taxes based on (or measured by) net income or net profits (or franchise taxes imposed in lieu of net income Taxes) that are imposed on Buyer or other recipient of any payment hereunder as a result of a present or former connection between such Buyer or other recipient and the jurisdiction of the governmental authority imposing such Tax or any political subdivision or Taxing authority thereof, (b) any branch profits Taxes that are imposed on Buyer or other recipient of any payment hereunder by any jurisdiction described in clause (a) above, (c) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 11(e), and (d) any withholding Tax that is imposed on amounts payable to Buyer or other recipient of a payment hereunder on the date such person becomes a party to or under this Agreement.

“Existing Indebtedness” has the meaning specified in Section 13(a)(23) hereof.

“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

“FDIA” has the meaning specified in Section 26(c) hereof.

“FDICIA” has the meaning specified in Section 26(d) hereof.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers’ regulators.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“Government Security” means securities, bonds, notes and other debt instruments sold by and guaranteed by the United States government to finance its borrowings.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller, Guarantor or Buyer, as applicable.

“Governmental Event” means (i) any Seller’s failure to obtain licensing from any Governmental Authority where it is required to be licensed and such failure to be licensed and requirement to be licensed continue for 30 days following notice to or knowledge thereof by such Seller, (ii) the imposition of material sanctions on any Seller from any Governmental Authority, or (iii) any material dispute, litigation, investigation, proceeding or suspension between any Seller and any Governmental Authority or any Person.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means PennyMac Mortgage Investment Trust, in its capacity as guarantor under the Guaranty.

“Guaranty” means the guaranty of the Guarantor dated as of the date hereof as the same may be amended from time to time, pursuant to which Guarantor fully and unconditionally guarantees the obligations of  Sellers hereunder.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” means, with respect to any Purchased Mortgage Loan, Trust Interest or REO Property, without duplication, all principal and income or dividends or distributions received with respect to such Purchased Mortgage Loan, Trust Interest or REO Property, including any sale or liquidation premiums, Liquidation Proceeds, insurance proceeds, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by the related Servicer.  For the avoidance of doubt, Income shall include Ancillary Income.

“Indebtedness” means, for any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Interior Access REO Property” means an REO Property for which any Seller has interior access and has failed to provide within 30 days of obtaining such interior access, an updated BPO for such REO Property taking into account the interior inspection thereof.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidated Asset” means (i) a Purchased Mortgage Loan that has been sold or refinanced or was subject to a short sale or with respect to which the Mortgaged Property has been sold or (ii) a REO Property that has been sold.

“Liquidation Proceeds” means, for any Purchased Mortgage Loan or REO Property that becomes a Liquidated Asset, the proceeds received on account of the liquidation of such Purchased Mortgage Loan or REO Property.

“Loan to Value Ratio” or “LTV” means with respect to any Purchased Mortgage Loan, the ratio of the outstanding principal amount of such Purchased Mortgage Loan as of the Purchase Date to the BPO of the Mortgaged Property.

“Low Percentage Margin Call” has the meaning specified in Section 6(b) hereof.

“Mandatory Partial Prepayment” has the meaning specified in Section 4(b) hereof.

“Mandatory Partial Prepayment Date” has the meaning specified in Section 4(b) hereof.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deadline” has the meaning specified in Section 6(b) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Market Value” has the meaning assigned to such term in the Pricing Side Letter.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Seller, Guarantor, REO Subsidiary or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller, Guarantor, REO Subsidiary or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller, Guarantor, REO Subsidiary or any Affiliate that is a party to any Program Agreement, in each case as determined by the Buyer in its sole good faith discretion.

“Maximum Committed Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Interest Rate” means the rate of interest borne on a Purchased Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” means any first lien closed loan which is a fixed or floating-rate, one-to-four-family residential mortgage loan evidenced by a promissory note and secured by a first lien mortgage.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by each Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Obligations” means (a) all of Sellers’ indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Asset and/or REO Property or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of a Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset and/or REO Property, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of any Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 13(a)(27) hereof.

“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Program Agreement, in each case, other than Excluded Taxes.

“Payment Date” means, with respect to a Purchased Asset, the 18th day of the month following the month of the related Purchase Date and each succeeding 18th day of the month thereafter; provided, that, with respect to such Purchased Asset, the final Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Payment Date shall be the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PennyMac Corp.” means PennyMac Corp. or its permitted successors or assigns.

“PennyMac Holdings” means PennyMac Mortgage Investment Trust Holdings I, LLC or its permitted successors or assigns.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by Sellers or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMIT” means Pennymac Mortgage Investment Trust, or its permitted successors or assigns.

“PMIT Group” means PMIT and its Subsidiaries.

“Power of Attorney” means the power of attorney in the form of Exhibit D, Exhibit E-1, or Exhibit E-2 delivered by each Seller, the Servicer and REO Subsidiary, as applicable.

“Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Price Differential” means with respect to any Purchased Mortgage Loan or REO Property, as applicable, as of any date of determination, an amount equal to the product of (a) the Pricing Rate for such Purchased Mortgage Loan or REO Property, as applicable, and (b) the Purchase Price for such Purchased Mortgage Loan or Purchase Price Increase, as applicable, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Mortgage Loan or Purchase Price Increase Date for such REO Property, as applicable, and ending on (but excluding) the Repurchase Date or the Mandatory Partial Prepayment Date with respect to such REO Property.  The Price Differential accrued during any Accrual Period shall be due and payable on the following Payment Date.

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Pricing Side Letter” means the letter agreement dated as of the date hereof, among Buyer, Sellers and the Guarantor as the same may be amended from time to time.

“Program Agreements” means, collectively, this Agreement, the Pricing Side Letter, the Guaranty, the Custodial Agreement, each Electronic Tracking Agreement, each Power of Attorney, the Collection Account Control Agreement, REO Account Control Agreement, the REO Contribution Agreement, the Servicing Agreement, if any and the Servicer Notice and Pledge.

“Prohibited Person” has the meaning set forth in Section 13(a)(27) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date on which a Purchased Asset is to be transferred by a Seller to Buyer.

“Purchase Price” means the price at which each Purchased Asset is transferred by a Seller to Buyer or, with respect to each REO Property, the Purchase Price Increase related to the increase in value of the Trust Interests related to the transfer of such REO Property to the REO Subsidiary, which shall equal:

(a) on the Purchase Date or Purchase Price Increase Date, as applicable, the applicable Purchase Price Percentage multiplied by the lesser of either: (i) the Market Value of such Purchased Asset or REO Property, as applicable, or (ii) solely with respect to a Purchased Asset that is an Eligible Mortgage Loan, the outstanding principal amount thereof as set forth on the related Asset Schedule;

(b) on any day after the Purchase Date or Purchase Price Increase Date, as applicable, except where Buyer and such Seller agree otherwise, the amount determined under the immediately preceding clause (a) (i) solely with respect to the Eligible Trust Interest, without duplication, increased or decreased upon the acquisition or disposition of REO Property by REO Subsidiary pursuant to Sections 3(b) and 4 hereof, and (ii) decreased by the amount of any cash transferred by such Seller to Buyer pursuant to Section 6 hereof.

“Purchase Price Increase” means an increase in the Purchase Price for the Trust Interests based upon REO Subsidiary acquiring additional REO Property to which such portion of the Purchase Price is allocated, as requested by a Seller pursuant to Section 3(b) hereof.

“Purchase Price Increase Date” means the date on which an REO Property is transferred to REO Subsidiary and a Purchase Price Increase is made with respect thereto.

“Purchase Price Increase Request” means a request via email from PennyMac Corp. to Buyer requesting a Purchase Price Increase for Trust Interests based upon the acquisition of additional REO Properties by the REO Subsidiary and indicating that it is a Purchase Price Increase Request under this Agreement.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Assets” means the collective reference to Purchased Mortgage Loans and Trust Interests together with the Repurchase Assets related to such Purchased Mortgage Loans and Trust Interests transferred by Sellers to Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Request which such Asset Files and Trust Interests the Custodian has been instructed to hold pursuant to the Custodial Agreement; provided that, in the case of the transfer of Trust Interests under any Transaction, Purchased Assets shall be deemed to include all such portion(s) of the Trust Interests allocable to the Purchase Price or Purchase Price Increase, as applicable, that correspond to the related Unrecorded REO Property or REO Property owned by the REO Subsidiary as applicable and as related to such Transaction or Purchase Price Increase, as applicable.

“Purchased Mortgage Loan” means a Purchased Asset that is a Mortgage Loan.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers, Servicer, Guarantor or any other person or entity with respect to a Purchased Asset or REO Property.  Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Purchased Mortgage Loan.  For REO Properties, Records shall include the Asset Files and any other instruments necessary to document or manage a REO Property.

“Regulation Z” shall mean Regulation Z of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“Release Price” means the price at which REO Properties supporting a portion of the Purchase Price or a Purchase Price Increase are to be released from the REO Subsidiary upon the Mandatory Partial Prepayment Date, which price will be equal to the sum of (a) such portion of the Purchase Price or the Purchase Price Increase, as applicable, and (b) accrued unpaid Price Differential related to such REO Property as of the date of such determination.

“REO Account” means each account as established pursuant to the Trust Agreement for the benefit of REO Subsidiary, into which Servicer shall direct all REO Income received with respect to the assets owned by the REO Subsidiary.

“REO Account Control Agreement” means a letter agreement among REO Subsidiary, Sellers, Buyer and Bank in form and substance reasonably acceptable to Buyer, as the same may be amended from time to time.

“REO Contribution Agreement” means that certain REO Contribution Agreement, dated as of June 8, 2011, between PennyMac Corp. and REO Subsidiary pursuant to which REO Subsidiary has acquired and shall acquire REO Property.

“REO Income” means, with respect to assets owned by REO Subsidiary (including Unrecorded REO Property), all principal and income received with respect to such assets, including any sale or liquidation premiums, Liquidation Proceeds, insurance proceeds, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by REO Subsidiary.

“REO Property” means (a) real property acquired by or transferred to REO Subsidiary, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure, the fee title of which is held by the REO Subsidiary and (b) Unrecorded REO Property.

“REO Subsidiary” means PMC REO Financing Trust, a wholly owned Subsidiary of PennyMac Corp. that is a Special Purpose Entity formed for the sole purpose of holding REO Property.

“Reporting Date” means the 10th Business Day of each month.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means the earliest of (a) the Termination Date, (b) the date specified by Sellers for repurchase of a Purchased Asset or (c) the date determined by application of Section 16 hereof.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as (a) with respect to Purchased Mortgage Loans the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination and (b) with respect to Trust Certificates, the aggregate Release Price of all REO Properties owned by REO Subsidiary and the accrued and unpaid Price Differential as of the date of such determination.

“Request for Certification” means a notice sent to the Custodian reflecting the sale of one or more Mortgage Loans to Buyer or the transfer of one or more REO Properties to REO Subsidiary hereunder.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.  The Responsible Officers of Sellers and Guarantor as of the date hereof are listed on Schedule 2 hereto.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Seller” means PennyMac Corp. and PennyMac Mortgage Investment Trust Holdings I, LLC or their permitted successors and assigns.

“Servicer” means PennyMac Loan Services, LLC or any other servicer approved by Buyer in its sole discretion, which may be either Seller.

Servicer Account” means that certain clearing account in the name of Servicer into which all sale proceeds of a Purchased Mortgage Loan or REO Property (unless otherwise agreed pursuant to the Program Documents) are remitted.

“Servicer Notice and Pledge” means the notice to and pledge by the Servicer substantially in the form of Exhibit L hereto.

“Servicing Agreement” means that certain Flow Servicing Agreement, dated as of August 4, 2009, by and between PennyMac Operating Partnership, L.P. and Servicer, as the same may be amended from time to time.

“Servicing Guidelines” means the standards, procedures and guidelines of Servicer for servicing Purchased Mortgage Loans and REO Properties in accordance with the Servicing Agreement and Accepted Servicing Practices.

“Servicing Rights” means rights of any Person to administer, service or subservice the Purchased Mortgage Loans or REO Properties or to possess related Records.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Special Purpose Entity” means a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in one or more REO Properties, does not engage in any business unrelated to the REO Properties, does not have any assets other than as otherwise expressly permitted by this Agreement, has its own separate books and records and will not commingle its funds in each case which are separate and apart from the books and records of any other Person, and is subject to all of the limitations on the powers set forth in the organizational documentation of  PennyMac Corp. or such REO Subsidiary, as the case may be, as in effect on the date hereof, and holds itself out as a Person separate and apart from any other Person and otherwise complies with all of the covenants set forth in Section 13(u).

“State Specific Foreclosure Aging Timeline” means the state specific foreclosure timeline as of the date of the Agreement as set forth for each state on Exhibit I hereto.

“State Specific REO Disposition Timeline” means the state specific disposition timeline for REO Properties as of the date of the Agreement as set forth for each state on Exhibit J hereto.

“State Specific REO Recording Timeline” means the state specific recording timeline for REO Properties as of the date of the Agreement as set forth for each state on Exhibit K hereto.

“Subordinated Debt” means Indebtedness of each Seller (a) which is unsecured, (b) as to which no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (c) as to which the payment of the principal of and interest on such Indebtedness and other obligations of such Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of such Seller to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person; provided, however, that any entity that is under the management of PNMAC Capital Management LLC in its capacity as an “investment adviser” within the meaning of the Investment Advisers Act of 1940 and is otherwise not directly or indirectly owned or controlled by any Seller shall not be deemed a “Subsidiary” for the purposes of Section 13(a)(16).

“Take-out Commitment” means a commitment of any Seller or REO Subsidiary, as applicable, to sell one or more identified Purchased Mortgage Loans or REO Properties to a Take-out Investor.

“Take-out Investor” means (a) PennyMac Loan Services, LLC or (b) any other Person which has made a Take-out Commitment and, with respect to Purchased Mortgage Loans and REO Properties, has been approved by Buyer if such Take-out Commitment is for twenty-five (25) or more Purchased Mortgage Loans and/or REO Properties.

“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings or other charges of any nature whatsoever imposed by any governmental authority.

“Termination Date” means the earlier of (a) June 6, 2012, and (b) the date of the occurrence of an Event of Default.

“Test Period” means any one fiscal quarter.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request via email from a Seller to Buyer notifying Buyer that such Seller wishes to enter into a Transaction hereunder that indicates that it is a Transaction Request under this Agreement.

“Trust Agreement” means the organizing documents governing any REO Subsidiary as contemplated by this Agreement.

“Trust Certificate” means a certificate evidencing 100% of the Trust Interests.

“Trust Interests” means any and all of PennyMac Corp.’s interests, including units of trust interest designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code), in REO Subsidiary including, without limitation, all its rights to participate in the operation or management of REO Subsidiary and all its rights to properties, assets, trust interests and distributions under the Trust Agreement in respect of such trust interests.  “Trust Interests” also include (i) all accounts receivable arising out of the applicable Trust Agreement; (ii) all general intangibles arising out of the applicable Trust Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all the foregoing (including within proceeds, whether or not otherwise included therein, and any and all contractual rights of PennyMac Corp. under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such REO Subsidiary).

“Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the Custodial Agreement.

“Unrecorded REO Property” means REO Property for which the Custodian has not received a copy of the Deed recorded or submitted for recording into the name of REO Subsidiary and otherwise meets the criteria set forth in this Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Warehouse Facility” means a mortgage loan warehouse facility, warehouse line of credit (including both on and off balance sheet facilities), and any other such facility with terms and conditions similar to the terms and conditions of this Agreement and the purpose of which is to fund the origination and/or purchase of assets similar to the Eligible Mortgage Loans and Eligible REO Property pending sale or securitization of mortgage loans and real property.

3.     Program; Initiation of Transactions; Purchase Price Increases

a.     From time to time, Buyer will purchase from Sellers certain Mortgage Loans.  On the initial Purchase Date, Buyer shall purchase the Trust Interests from PennyMac Corp. This Agreement is a commitment by Buyer to enter into Transactions and Purchase Price Increases with Sellers for an aggregate amount equal to the Maximum Committed Purchase Price.  This Agreement is not a commitment by Buyer to enter into Transactions or Purchase Price Increases with Sellers for amounts exceeding the Maximum Committed Purchase Price, but rather, sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions or Purchase Price Increases with Sellers.  Each Seller hereby acknowledges that, beyond the Maximum Committed Purchase Price, Buyer is under no obligation to agree to enter into, or to enter into, any Transaction or Purchase Price Increase pursuant to this Agreement.  All Purchased Mortgage Loans and REO Properties shall exceed or meet the Acquisition Guidelines, and all Purchased Mortgage Loans and REO Properties shall be serviced by Sellers or Servicer, as applicable.  The aggregate Purchase Price (including Purchase Price Increases) of Purchased Assets subject to outstanding Transactions shall not exceed the Maximum Committed Purchase Price.

b.     Sellers shall request that Buyer enter into a Transaction or Purchase Price Increase by delivering to Buyer, a Transaction Request or Purchase Price Increase Request, as applicable, BPO valuation and valuation date for each Mortgage Loan or REO Property, as applicable, summary results of due diligence delivered in connection with Section 10(b)(1) of this Agreement, compliance diligence information and upon request of Buyer, a copy of the BPO and BPO results, in each case in the format mutually agreed to by Buyer and Sellers on or before 12:00 p.m. (New York City time) five (5) Business Days prior to the proposed Purchase Date or Purchase Price Increase Date, as applicable; provided that if such REO Property is related to a Purchased Mortgage Loan, Sellers shall not be required to deliver an additional BPO at the time of such Purchase Price Increase, and either (i) to Buyer and Custodian a Request for Certification and related Asset Schedule, in accordance with the Custodial Agreement or (ii) to the extent that such Purchase Price Increase is a result of a change of Category for a Purchased Mortgage Loan to a REO Property, evidence of such change in Category. In the event the Asset Schedule provided by Sellers contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Sellers describing such error and Sellers shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein.  Buyer shall review and advise PennyMac in writing of Buyer’s Market Value within four (4) Business Days of receipt of a Transaction Request or Purchase Price Increase Request, as applicable. Upon Buyer and Sellers’ mutual agreement of the Market Value, Buyer and Sellers shall enter into a Transaction or Purchase Price Increase, as applicable, within one (1) Business Day of such agreement as set forth in Section 3(e) hereto.

c.     Upon transfer of the Trust Interests to Buyer as set forth herein and until termination of such Transaction as set forth herein, ownership of the Trust Interests is vested in the Buyer, and record title (i) to each REO Property (subject to exceptions permitted for Unrecorded REO Property) shall be retained by REO Subsidiary, and (ii) to each Unrecorded REO Property shall be retained by the Servicer, a Seller, or any prior owner or prior servicer for whom the Servicer is contractually permitted to act, in trust, for the benefit of REO Subsidiary, which shall be for the benefit of Buyer provided that with respect to any Unrecorded REO Property in the name of a Seller, the Servicer, or any prior owner or prior servicer for whom the Servicer is contractually permitted to act, Sellers shall deliver or cause to be delivered to the applicable county recorder’s office (with a copy to Custodian) a Deed in the name of REO Subsidiary within the period of time generally necessary in the applicable jurisdiction for the Servicer, acting in accordance with the Servicing Guidelines, to (i) receive the Deed into the name of such party, (ii) review such Deed and perform all necessary title work with respect to the related property and (iii) prepare the new Deed to the REO Subsidiary.

d.     Reserved.

e.     Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Sellers’ interest in the Purchased Mortgage Loans or Trust Interests shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Sellers.  Upon transfer of (i) the Purchased Mortgage Loans to Buyer, (ii) Unrecorded REO Property to Sellers, Servicer or any prior owner or prior servicer for whom the Servicer is contractually permitted to act, all for the benefit of REO Subsidiary which shall be for the benefit of Buyer, or (iii) REO Properties to REO Subsidiary as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Purchased Asset, including each document in the related Asset File and Records, is vested in Buyer; provided that, prior to the recordation as provided for in the Custodial Agreement (i) with respect to Purchased Mortgage Loans, record title in the name of the applicable Seller or Servicer to each Mortgage shall be retained by such Seller or Servicer in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Purchased Mortgage Loans, (ii) with respect to REO Properties, record title in the name of the REO Subsidiary to each REO Property shall be retained by REO Subsidiary in trust pursuant to the Trust Agreement for the benefit of Buyer, as owner of the Trust Interests, for the sole purpose of facilitating the administration of the REO Property, (iii) with respect to each Unrecorded REO Property, in which the legal title may be in the name of Sellers, Servicer or any prior owner or prior servicer for whom the Servicer is contractually permitted to act, all for the benefit of REO Subsidiary, and (iv) with respect to each REO Property other than Unrecorded REO Property, upon transfer of such REO Property to REO Subsidiary as set forth in this Section and until termination of the Transaction (or release of the REO Property upon payment of the related Mandatory Partial Prepayment) as set forth in Sections 4 or 16 of this

Agreement, ownership of such REO Property, including each document in the related Asset File and Records, is vested in the REO Subsidiary; provided that, prior to the recordation as provided for in the Custodial Agreement (a) with respect to REO Properties other than Unrecorded REO Properties, record title in the name of the REO Subsidiary to each REO Property shall be retained by REO Subsidiary in accordance with the Trust Agreement and (b) with respect to Unrecorded REO Property, record title in the name of the applicable Seller, Servicer or any prior owner or prior servicer for whom the Servicer is contractually permitted to act to each REO Property shall be retained in trust for REO Subsidiary and promptly transferred to REO Subsidiary to be held in accordance with the Trust Agreement but subject to the requirements of this Agreement.

4.     Repurchase; Release Price; Conversion to REO Property

a.     Sellers shall repurchase from Buyer the related Purchased Assets on each related Repurchase Date.  Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan or REO Property (but liquidation proceeds received by Buyer shall be applied to reduce the Repurchase Price for the related Purchased Mortgage Loan or Trust Interests on each Payment Date except as otherwise provided herein).  Sellers are obligated to repurchase and, with respect to Purchased Mortgage Loans, take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the Custodian) then in Buyer’s or its designee’s possession at Sellers’ expense on the related Repurchase Date.

b.     When the REO Properties supporting a portion of the Purchase Price of the Transaction related to the Trust Interests is desired to be sold or otherwise liquidated, Sellers shall make payment to Buyer in order to prepay the Repurchase Price (a “Mandatory Partial Prepayment”) in an amount equal to the Release Price on each date such REO Properties are desired to be sold or otherwise liquidated (each, a “Mandatory Partial Prepayment Date”).  Such payment shall serve as a partial prepayment of the Repurchase Price in connection with the Transaction in respect of the Trust Interests in order to avoid a Margin Deficit.  Such obligation to pay the Mandatory Partial Prepayment exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan or REO Property.  Sellers are obligated to pay the Mandatory Partial Prepayment and take physical possession of the REO Properties giving rise to the Mandatory Partial Prepayment from REO Subsidiary or its designee (including the Custodian) at Sellers’ expense on the related Mandatory Partial Prepayment Date.

c.     Provided that no Default shall have occurred and be continuing, and Buyer has received the related Repurchase Price, Buyer agrees to release, as applicable, its ownership interest hereunder in the Purchased Mortgage Loan or the Trust Interests (including, the Repurchase Assets related thereto).  The applicable Purchased Mortgage Loan or the Trust Interests (and the Repurchase Assets

related thereto, as applicable) shall be retransferred by delivery to the applicable Seller or the designee of such Seller free and clear of any lien, encumbrance or claim of Buyer.

d.     Provided that no Default shall have occurred and be continuing, and Buyer has received the applicable Mandatory Partial Prepayment, Buyer agrees to permit the release from the REO Subsidiary of the related REO Property attributable to such Mandatory Partial Prepayment (including, the Repurchase Assets related thereto) at the request of Sellers.  The applicable REO Property and the Repurchase Assets related thereto, shall be delivered to the applicable Seller or the designee of such Seller free and clear of any lien, encumbrance or claim of Buyer or REO Subsidiary.

e.     With respect to a Liquidated Asset, Sellers agree to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan or REO Property has been liquidated, (ii) cause the Servicer to (x) if such Liquidated Asset is a Purchased Mortgage Loan, remit to the Servicer Account, immediately upon Servicer’s receipt of the proceeds, the Repurchase Price, with respect to such Liquidated Asset and thereafter cause Servicer to remit such proceeds to the Collection Account within two (2) Business Days and (y) if such Liquidated Asset is a REO Property, remit the Mandatory Partial Prepayment in accordance with Section 4(b) and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan or REO Property that has been liquidated.  Buyer agrees to release its ownership interest in such Liquidated Asset or, if the Liquidated Asset is a REO Property, permit the release of the Liquidated Asset from the REO Subsidiary concurrently with receipt of confirmation that proceeds have been received by Servicer.  All amounts on deposit in the REO Account shall be remitted to the Collection Account on each Payment Date in accordance with the terms of the Trust Agreement.

f.      Promptly upon a Purchased Mortgage Loan becoming a REO Property as contemplated by Section 8(b), (a) Sellers shall (i) notify Buyer in writing that such Purchased Mortgage Loan has become a REO Property and the value attributed to such REO Property by Sellers, (ii) deliver to Buyer and Custodian an Asset Schedule with respect to such REO Property, (iii) be deemed to make the representations and warranties listed on Schedule 1-B hereto with respect to such REO Property; and (iv) without limiting the requirements set forth in the definition of Market Value, deliver to Buyer a true and complete copy of a BPO of such REO Property no less frequently than once per 180 day period, and (b)(i) such REO Property shall automatically and immediately be deemed contributed by PennyMac Corp. to REO Subsidiary and (ii) such REO Property shall be deemed a REO Property owned by the REO Subsidiary hereunder and its Market Value as determined by Buyer shall be included in the Market Value of the Trust Interests.  The acquisition of such REO Property by the REO Subsidiary shall result in an increase in the value of the Trust Interests (as determined in accordance with the definition of Market Value) and any Purchase Price Increase or Margin Deficit attributed to any change in Category shall be paid by the Buyer or Sellers as applicable.

5.     Price Differential.

a.     On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Payment Date.  One (1) Business Day prior to the Payment Date, Buyer shall give Sellers written or electronic notice of the amount of the Price Differential due on such Payment Date.  On the Payment Date, Sellers shall pay to Buyer the Price Differential for such Payment Date (along with any other amounts to be paid pursuant to Sections 7 and 34 hereof), by wire transfer in immediately available funds.

b.     If Sellers fail to pay all or part of the Price Differential by 4:00 p.m. (New York City time) on the related Payment Date, with respect to any Purchased Asset, Sellers shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

c.     Sellers may remit to Buyer funds in an amount up to the outstanding Purchase Price (including, without duplication, Purchase Price Increase) of the Purchased Assets, to be held as unsegregated cash margin and collateral for all Obligations under this Agreement (such amount, to the extent not applied to Obligations under this Agreement, the “Buydown Amount”).  The Buydown Amount shall be used by Buyer in order to calculate the aggregate Price Differential, which will accrue on the aggregate Purchase Price then outstanding minus the Buydown Amount, applied to Transactions involving the lowest Pricing Rate.  The Sellers shall be entitled to request a drawdown of the Buydown Amount or remit additional funds to be added to the Buydown Amount no more than one time per week.  Without limiting the generality of the foregoing, in the event that a Margin Call or other Default exists, the Buyer shall be entitled to use any or all of the Buydown Amount to cure such circumstance or otherwise exercise remedies available to the Buyer without prior notice to, or consent from, any Seller.  Within two (2) Business Days’ receipt of written request from any Seller, and provided no Margin Call or other Default exists, Buyer shall remit any portion of such Buydown Amount back to such Seller.

6.     Margin Maintenance

a.     If at any time the Market Value of any Purchased Mortgage Loan or REO Property subject to a Transaction is less than Buyer’s Margin Amount for such Purchased Mortgage Loan or REO Property (a “Margin Deficit”), then Buyer may by notice to Sellers require Sellers to transfer to Buyer cash in an amount at least equal to the Margin Deficit subject to or related to a Transaction or solely with the consent of Buyer in its sole discretion, additional Mortgage Loans or REO

Property with a Purchase Price equal to such Margin Deficit (such requirement, a “Margin Call”).

b.     Notice delivered pursuant to Section 6(a) may be given by any written or electronic means.  With respect to a Margin Call in the amount of less than 5% of  the Purchase Price for all Transactions (a “Low Percentage Margin Call”), any notice given before 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day; notice given after 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second Business Day following the date of such notice. With respect to all Margin Calls other than Low Percentage Margin Calls, any notice given before 10:00 a.m. (New York City time) on a Business  Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day. The foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”).  The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

c.     In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan or REO Property, Buyer may retain any funds received by it to which the Sellers or REO Subsidiary, as applicable, would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against the Repurchase Price of any Purchased Mortgage Loan or, without duplication, Release Price of any REO Property for which the related Margin Deficit remains otherwise unsatisfied.  Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

d.     In the event that Sellers reasonably believe that the Market Value of all Purchased Assets exceeds the aggregate Buyer’s Margin Amount of all Purchased Assets by more than $3,000,000, Sellers may request that Buyer remit additional Purchase Price with respect to specific Purchased Assets to be identified by Sellers to Buyer, and Buyer will consider such request; provided that Buyer will make such determination in its sole discretion. Any additional Purchase Price remitted by Buyer to Sellers hereunder (and in the case of REO Properties, Purchase Price Increase) shall be added to the Purchase Price for the applicable Purchased Assets. For the avoidance of doubt, Buyer shall have no obligation to advance additional Purchase Price hereunder, and Buyer’s agreement to do so in any instance, shall not be deemed as Buyer’s agreement to do so in the future.

7.     Income Payments

a.     All Income received on account of the Purchased Mortgage Loans or Trust Certificates (including Income derived from REO Properties owned by REO Subsidiary) during the term of a Transaction shall be the property of Buyer.  Sellers shall and shall cause Servicer to deposit (i) all Income with respect to Purchased Mortgage Loans into the Collection Account within two (2) Business Days following receipt by either Seller or Servicer and (ii) all REO Income into the REO Account within two (2) Business Days following receipt by REO Subsidiary or Servicer; provided, however, that notwithstanding the foregoing, the Servicer shall be entitled to retain Ancillary Income without any obligation to deposit such Income into the Collection Account or REO Account.

b.     On each Payment Date, Buyer shall, or shall direct the Bank to remit amounts on deposit in the Collection Account or REO Account as follows:

(1)   first, to Buyer in payment of any accrued and unpaid Price Differential, to the extent not paid by Sellers to Buyer pursuant to Section 5;

(2)   second, to Buyer in reduction of the Repurchase Price or Release Price of any Liquidated Asset, an amount equal to the lesser of (x)  Liquidation Proceeds received on or with respect to such Liquidated Asset or (y) Repurchase Price or Release Price of such Liquidated Asset;

(3)   third, without limiting the rights of Buyer under Section 6 of this Agreement, to Buyer, in the amount of any unpaid Margin Deficit;

(4)   fourth, to the payment of all other costs and fees payable to Buyer pursuant to this Agreement;

(5)   fifth, only to the extent of amounts then remaining on deposit in the Collection Account, to the payment of reasonable and actual fees and unreimbursed advances of the Servicer attributable to the Purchased Mortgage Loans or REO Properties, as applicable; and

(6)   sixth, to Sellers, any remaining amounts.

c.     Notwithstanding any provision to the contrary in this Section 7, upon the occurrence and continuance of an Event of Default or on the Termination Date all Income shall be remitted to Buyer for application to the aggregate Repurchase Price and any other amounts owing by Sellers hereunder as Buyer deems appropriate.

8.     Conveyance; Security Interest; REO Property

a.     Conveyance and Security Interest.  On the initial Purchase Date, Sellers hereby sell, assign and convey all right, title and interest in the Trust Interests and all other Purchased Assets identified on a Transaction Request and/or Trust

Receipt and the related Repurchase Assets.  On each subsequent Purchase Date, Sellers hereby sell, assign and convey all right, title and interest in all Purchased Assets identified on a Transaction Request and/or Trust Receipt and the related Repurchase Assets.  Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Sellers hereby pledge to Buyer as security for the performance by Sellers of their Obligations and hereby grant, assign and pledge to Buyer a fully perfected first priority security interest in the Purchased Assets, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Sellers’ right thereunder relate to the Purchased Assets), any related Take-out Commitments, any Property relating to Purchased Mortgage Loans or REO Properties, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or REO Property or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and mortgage insurance contracts and loan guaranty agreements (if any), to the extent of the Purchased Mortgage Loans or REO Properties protected thereby, Income, the Buydown Amount and any account to which such amount is deposited, each of the Collection Account and the REO Account and all amounts deposited therein, the obligations of Sellers to deliver and convey each REO Property to the REO Subsidiary, accounts (including any interest of Sellers in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, and any proceeds of the Purchased Assets and REO Properties (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

b.     Acquisition of REO Property.  If the Sellers shall acquire, or contemplate the acquisition of, any REO Property, or desire to extinguish any Mortgage Note in connection with the foreclosure of the related Mortgage Loan, a transfer of the real property underlying the Mortgage Note in lieu of foreclosure or other transfer of such real property, the Sellers shall cause such real property to be taken by deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer, or right to request transfer and issuance of the deed, or such instrument as is provided by the related Governmental Authority, or to be acquired through foreclosure sale in the jurisdiction in which the REO Property is located, in the name of REO Subsidiary; provided that each Seller or Servicer may achieve this by initially taking such REO Property in its own name or in the name of any prior owner or prior servicer for whom the Servicer is contractually permitted to act, and then transferring  (and hereby covenants to transfer) such REO Property to REO Subsidiary by deed within the period of time generally necessary in the applicable jurisdiction for the Servicer.

c.     Trust Interests as Securities.  The parties acknowledge and agree that the Trust Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code; each Seller covenants and agrees that (i) the Trust  Interests are not and will not be dealt in or traded on securities exchanges or securities markets and (ii) the Trust Interests are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code.  Each Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the endorsement, transfer, delivery and pledge of all Trust Interests to Buyer.

d.     Additional Interests.  If PennyMac Corp. shall, as a result of its ownership of the Trust Interests, become entitled to receive or shall receive any certificate evidencing any trust interest or other equity interest, any option rights, or any equity interest in REO Subsidiary, whether in addition to, in substitution for, as a conversion of, or in exchange for the Trust Interests, or otherwise in respect thereof, PennyMac Corp. shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by PennyMac Corp. to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or if requested, deliver the Trust Interests re-registered in the name of Buyer, to be held by the Buyer subject to the terms hereof as additional security for the Obligations.  Any sums paid upon or in respect of the Trust Interests upon the liquidation or dissolution of REO Subsidiary or otherwise shall be paid over to the Buyer as additional security for the Obligations.  If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of the Trust Interests shall be received by PennyMac Corp. shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Sellers, as additional security for the Obligations.

e.     Cash Dividends; Voting Rights.  Unless an Event of Default shall have occurred and be continuing, the applicable Seller shall be permitted to receive all cash dividends or other cash distributions paid in respect of the Trust Interests and to exercise all voting and member rights with respect to the Trust Interests; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair the Trust Interests or which would be inconsistent with or result in a violation of any provision of this Agreement.  Without the prior consent of the Buyer, no Seller shall (i) vote to enable, or take any other action to permit REO Subsidiary to issue any trust interests of any nature or to issue any other trust interests convertible into or granting the right to purchase or exchange for any trust interests of REO Subsidiary, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Trust Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Trust Interests, or any interest therein, except for the Lien provided for by this Agreement, or (iv) enter into any agreement (other than the Trust Agreement and this Agreement) or undertaking restricting the right or ability of any Seller to sell, assign or transfer any of the Trust Interests.

f.      Release of Servicing Rights.  The Sellers and Guarantor each acknowledge that they have conveyed all rights to service the Purchased Mortgage Loans and REO Properties to Buyer but subject to the current Servicing Agreement.  Without limiting the generality of the foregoing, and for the avoidance of doubt, each of Sellers and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

g.     Intent.  The foregoing provisions (a) and (f) are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and  Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

h.     Financing Statements.  Each Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby.  Furthermore, each Seller hereby authorizes the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate.  The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.  For the avoidance of doubt, the parties hereby agree that no mortgages will be filed with respect to such security interest.

9.     Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer, except to the extent otherwise provided herein, at the following account maintained by Buyer: Account No. 30865638, for the account of CSFB Buyer/PennyMac NPL-Inbound Account, Citibank, ABA No. 021 000 089 or such other account as Buyer shall specify to Sellers in writing.  Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.  All Purchased Assets transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request.  All Purchased Assets and REO Properties shall be evidenced by a Trust Receipt.  Any Repurchase Price received by Buyer after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

10.  Conditions Precedent

a.     Initial Transaction.  As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Sellers, Guarantor and each other party thereto:

(1)   Program Agreements.  The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)   Reserved.

(3)   Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(4)   Organizational Documents.  A certificate of the secretary of each Seller, Guarantor, and REO Subsidiary. substantially in the form of Exhibit F hereto, attaching certified copies of PennyMac Corp.’s certificate of incorporation and by-laws, PennyMac Holdings’ certificate of formation and operating agreement, Guarantor’s declaration of trust, and REO Subsidiary’s Trust Agreement and in each case resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(5)   Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of Sellers, REO Subsidiary and Guarantor, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(6)   Incumbency Certificate.  An incumbency certificate of the corporate secretary of each of Sellers, REO Subsidiary and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(7)   Opinion of Counsel.  An opinion of Sellers’, REO Subsidiary’s and Guarantor’s counsel, in form and substance reasonably acceptable to Buyer.

(8)   Reserved.

(9)   Fees.  Payment of any fees due to Buyer hereunder.

(10)         Insurance.  Evidence that Sellers have added Buyer as an additional loss payee under the Sellers’ Fidelity Insurance.

(11)         Security Interest.  Evidence that all other actions necessary to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets and in the Trust Interests have been taken, including, without limitation, ensuring that any trust interests in REO Subsidiary are evidenced by certificates in registered form and that such trust interests constitute and remain “securities” (as defined in Section 8-102 of the Uniform Commercial Code).

Sellers shall take all steps as may be necessary in connection with the indorsement, transfer of power, delivery and pledge of all Trust Interests to Buyer, and perform UCC searches and duly authorize and file Uniform Commercial Code financing statements on Form UCC-1;

(12)         Trust Interests.  PennyMac Corp. shall deliver an original Trust Certificate and all applicable transfer documents in blank to the Custodian.

b.     All Transactions and Purchase Price Increases.  The obligation of Buyer to enter into each Transaction or Purchase Price Increase pursuant to this Agreement is subject to the following conditions precedent:

(1)   Due Diligence Review.  Without limiting the generality of Section 36 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans, REO Properties and Sellers, REO Subsidiary, Guarantor and the Servicer.  In addition to the foregoing, at least five (5) Business Days prior to the related Purchase Date, Sellers shall have delivered to Buyer summary results of the due diligence Sellers performed in connection with the acquisition of Mortgage Loans by Sellers and REO Properties by REO Subsidiary and Buyer shall have excluded such assets as it deemed appropriate in its sole discretion.

(2)   Required Documents.

(a)   With respect to each of the Mortgage Loans and REO Properties, the Asset File has been delivered to the Custodian in accordance with the Custodial Agreement;

(3)   Transaction Documents.  Buyer or its designee shall have received on or before the day of such Transaction or Purchase Price Increase, as applicable, (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a)   A Transaction Request or Purchase Price Increase Request, as applicable, and Asset Schedule or other information required to be delivered by the applicable Seller pursuant to Section 3(b) hereof.

(b)   The Request for Certification and the related Asset Schedule delivered by Sellers, and the Trust Receipt and Custodial Asset Schedule delivered by Custodian.

(c)   Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(4)   No Default.  No Default or Event of Default shall have occurred and be continuing;

(5)   Requirements of Law.  Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions or remit Purchase Price Increases with a Pricing Rate based on CSCOF.

(6)   Representations and Warranties.  Both immediately prior to the related Transaction or Purchase Price Increase, as applicable, and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)   Electronic Tracking Agreement. To the extent Sellers are selling Mortgage Loans which are registered on the MERS® System, Electronic Tracking Agreements entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver; provided that executed signature pages by MERS and MERSCORP, Inc. may be produced following the date hereof.

(8)   Delivery of Broker’s Price Opinion.  With respect to each Mortgage Loan and REO Property, Sellers shall have delivered to Buyer a BPO valuation and valuation date, and such other information as may be required by Buyer pursuant to Section 3(b) for such Purchased Asset;

(9)   Material Adverse Change.  None of the following shall have occurred and/or be continuing:

(a)   Credit Suisse AG, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b)   an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c)   an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(d)   there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.

11.  Program; Costs

a.     Sellers shall pay the fees, expenses and costs of Buyer and Buyer’s counsel as set forth in the Pricing Side Letter.

b.     If Buyer determines that, due to the introduction of, any change in, or required change in compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions or remitting Purchase Price Increases, then Sellers agree to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs; provided that this Section 11(b) shall only apply to the extent that such increased costs are not reflected in Buyer’s calculation of CSCOF.

c.     With respect to any Transaction or Purchase Price Increase, as applicable, Buyer may conclusively rely upon, and shall incur no liability to Sellers in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction or request a  Purchase Price Increase, as applicable, on any Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(6) hereof.  In each such case, each Seller hereby waives the right to dispute Buyer’s record of the terms of the request or other communication.

d.     Notwithstanding the assignment of the Program Agreements with respect to each Purchased Asset to Buyer, Sellers agree and covenant with Buyer to enforce diligently Sellers’ rights and remedies set forth in the Program Agreements.

e.     (i)  Any payments made by Sellers or Guarantor to Buyer hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Seller or Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11(e)(i)) the Buyer receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Sellers shall make such deductions, (iii) the Sellers shall pay the full amount deducted to the relevant official body in accordance with applicable Law, and (iv) the Sellers shall notify the Buyer of the amount paid and shall provide evidence of such payment within ten days thereafter. Sellers and Guarantor shall otherwise indemnify Buyer for any Indemnified Taxes or Other Taxes imposed on Buyer.

(ii)  Buyer and any Buyer assignee shall deliver to each of the Sellers and the Guarantor (A) in the case of a Buyer or Buyer assignee which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”)  Form W-9 certifying that it is not subject to backup withholding, and (B) in the case of a Buyer or Buyer assignee which is not a “U.S. Person” as defined in Code section 7701(a)(30), a properly completed and executed IRS Form W-8BEN or W-8ECI, as appropriate, evidencing entitlement to a zero percent rate of U.S. federal income tax withholding on any payments made hereunder and, in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate to the effect that such non-U.S. Person is not (A) a “bank” within the meaning of Code section 881(c)(3)(A), (B) a “10 percent shareholder” of any Seller, Guarantor of affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (C) a “controlled foreign corporation” described in Code section 881(c)(3)(C).

f.      (i)  Any indemnification payable by Sellers to Buyer or any Buyer assignee for Indemnified Taxes or Other Taxes that are imposed on Buyer or a Buyer assignee, as described in Section 11(e)(i) hereof, shall be paid by Sellers within thirty (30) days after written demand therefor.  As part of any such written demand for payment, the Buyer or the relevant Buyer assignee shall deliver a certificate to Sellers (along with a copy of the applicable documents from the relevant Governmental Authority) setting forth a calculation of the amount of Indemnified Taxes or Other Tax for which the demand is made, which calculated amount shall be conclusive absent manifest error.  The Buyer or relevant Buyer assignee also shall timely deliver to the Sellers a receipt (or other evidence reasonably satisfactory to the Sellers) of the actual payment of Indemnified Taxes or Other Taxes with respect to which the indemnification request relates.

(ii)  In addition, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Seller to a Governmental Authority pursuant to Section 11(e)(i), such Seller shall deliver to the Buyer or the relevant Buyer assignee the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or the relevant Buyer assignee.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer or Buyer assignee on or prior to the date on which such person becomes a Buyer or Buyer assignee under this Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.

12.   Servicing

a.     Pursuant to the Servicing Agreement, Sellers and REO Subsidiary, respectively have contracted with Servicer to service the Purchased Mortgage Loans and REO Properties consistent with the degree of skill and care that Sellers customarily require with respect to similar Mortgage Loans and REO Properties owned or managed by them and in accordance with Servicing Guidelines.  The Sellers and Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Mortgage Loans and REO Properties or any payment thereunder.  Buyer may terminate the servicing of any Purchased Mortgage Loans or REO Properties with the then-existing servicer in accordance with Section 12(e) hereof.

b.     Sellers shall and shall cause the Servicer to hold or cause to be held all escrow funds collected by Sellers and Servicer with respect to any Purchased Mortgage Loans and REO Properties in trust accounts and shall apply the same for the purposes for which such funds were collected.

c.     Sellers shall and shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans and REO Properties in the accounts set forth in Section 9.

d.     Sellers shall provide to Buyer a Servicer Notice and Pledge addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans and REO Properties, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and REO Properties and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and REO Properties and any related Income with respect thereto.

e.     Upon the occurrence and continuation of an Event of Default hereunder, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans and REO Properties without payment of any penalty or termination fee under the Servicing Agreement.  Sellers and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans and REO Properties to a successor servicer appointed by Buyer in its sole discretion.

f.      If Sellers should discover that, for any reason whatsoever, Sellers or any entity responsible to Sellers for managing or servicing any such Purchased Mortgage Loan or REO Property has failed to perform fully any Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans and REO Properties, Sellers shall promptly notify Buyer.

g.     Servicer shall service the Purchased Mortgage Loans and REO Properties on behalf of Buyer for ninety (90) day intervals which will automatically terminate if not renewed by Buyer, which renewal shall be evidenced by delivery of a renewal letter substantially in the form of Exhibit C hereto.

h.     For the avoidance of doubt, the Sellers retain no economic rights to the servicing of the Purchased Mortgage Loans and REO Properties; provided that the Sellers shall and shall cause the Servicer to continue to service the Purchased Mortgage Loans and REO Properties hereunder as part of the Obligations hereunder.  As such, the Sellers expressly acknowledge that the Purchased Mortgage Loans and REO Properties are sold to Buyer or transferred to REO Subsidiary, as applicable, on a “servicing released” basis.

13.  Representations and Warranties

a.     Except as otherwise specifically set forth below, each of Sellers and Guarantor represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction or Purchase Price Increase Date, as applicable, that:

(1)   Sellers and Guarantor Existence.  PennyMac Corp. has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware.  PennyMac Holdings has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. PennyMac Mortgage Investment Trust has been duly organized and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.  REO Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)   Licenses.  Each of Sellers and Guarantor is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business and is required to be licensed or otherwise qualified for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect.  Each Seller and REO Subsidiary has the requisite power and authority, legal right and necessary licenses to purchase Mortgage Loans and REO Properties, (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Purchased Mortgage Loans and REO Properties, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement and any Transaction Request or Purchase Price Increase Request, as applicable,.

(3)   Power.  Each of Sellers, REO Subsidiary and Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)   Due Authorization.  Each of Sellers, REO Subsidiary and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable.  Each Program Agreement has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by each Seller, REO Subsidiary and Guarantor, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against each Seller, REO Subsidiary and Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)   Financial Statements.  Each of PennyMac Mortgage Investment Trust and Sellers have heretofore furnished to Buyer a copy of (a) PennyMac Mortgage Investment Trust’s consolidated balance sheets and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2010 and the related consolidated statements of income and retained earnings and of cash flows for it and its consolidated Subsidiaries for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) PennyMac Mortgage Investment Trust’s consolidated balance sheets and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period ended March 31, 2011 and the related consolidated statements of income and retained earnings and of cash flows for it and its consolidated Subsidiaries for such quarterly fiscal period.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of PennyMac Mortgage Investment Trust and the consolidated results of its operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Each of each Seller and Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of each Seller except as heretofore disclosed to Buyer in writing.

(6)   Event of Default.  There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7)   Solvency.  Each of Sellers, REO Subsidiary and Guarantor is solvent and will not be rendered insolvent by any Transaction or Purchase Price Increase and, after giving effect to such Transaction or Purchase Price Increase, will not be left with an unreasonably small amount of capital with which to engage in its business.  Neither Sellers, REO Subsidiary nor Guarantor intend to incur, nor believe that they have incurred, debts beyond their ability to pay such debts as they mature and are not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  The amount of consideration being received by each Seller upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets.  No Seller is transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.  Each transfer of REO Property to REO Subsidiary constitutes reasonably equivalent value and fair consideration for such REO Property.

(8)   No Conflicts.  The execution, delivery and performance by each Seller, REO Subsidiary and Guarantor of each Program Agreement do not conflict with any term or provision of the formation documents or by-laws of Sellers, REO Subsidiary or Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to either Seller, REO Subsidiary or Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over any Seller or Guarantor, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which either Seller, REO Subsidiary or Guarantor is a party.

(9)   True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of Sellers, Guarantor, or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Sellers, Guarantor, or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements).

(10)         Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by each Seller, REO Subsidiary or Guarantor of each Program Agreement.  For the avoidance of doubt, the parties acknowledge that certain details, excluding pricing details, of the Program Agreements will be filed in the Guarantor’s 8-K filing.

(11)         Litigation.  There is no action, proceeding or investigation pending with respect to which either Seller or Guarantor has received service of process or, to the best of either Seller’s or Guarantor’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated any Program Agreement, (C) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $5,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Purchased Assets or REO Properties or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement.

(12)         Material Adverse Change.  There has been no material adverse change in the business, operations, financial condition, properties or prospects of Sellers, Guarantor or their Affiliates since the date set forth in the most recent financial statements supplied to Buyer as determined by Buyer in its sole good faith discretion.

(13)         Ownership.  Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Asset Files to the Custodian and the Custodian’s receipt of the related Request for Certification, (a) Buyer shall become the sole owner of the Purchased Assets and related Repurchase Assets or (b) with respect to REO Properties, the REO Subsidiary shall become the sole owner of the REO Properties, free and clear of all liens and encumbrances.

(14)         Reserved.

(15)         Taxes. Sellers, Guarantor and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of Sellers, Guarantor and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Sellers or Guarantor, as applicable, adequate.

(16)         Investment Company.  None of any Seller, Guarantor or any of their Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(17)         Chief Executive Office; Jurisdiction of Organization.  On the Effective Date, each Seller’s chief executive office, is, and has been, located at 27001 Agoura Road, Third Floor, Calabasas, California 91301.  On the Effective Date, each Seller’s jurisdiction of organization is the State of Delaware.  Sellers shall provide Buyer with thirty days advance notice of any change in either Seller’s principal office or place of business or jurisdiction.  Each Seller has no trade name.  During the preceding five years, each Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18)         Location of Books and Records.  The location where each Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets and REO Properties and the related Repurchase Assets is its chief executive office.

(19)         Adjusted Tangible Net Worth.  On the Effective Date, each Seller’s Adjusted Tangible Net Worth is not less than the amount set forth in Section 2.1 of the Pricing Side Letter.

(20)         ERISA.  Each Plan to which Sellers, Guarantor or their Subsidiaries make direct contributions, and, to the knowledge of Sellers, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21)         Adverse Selection.  No Seller has selected the Purchased Mortgage Loans or REO Properties in a manner so as to adversely affect Buyer’s interests.

(22)         Agreements.  No Seller nor any of their respective Subsidiaries is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof.  No Seller nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Sellers as a whole.  No holder of any indebtedness of any Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(23)         Other Indebtedness.  All Indebtedness (other than Indebtedness evidenced by this Agreement) of each Seller existing on the date hereof is listed on Exhibit H hereto (the “Existing Indebtedness”).

(24)         Reserved.

(25)         No Reliance.  Each Seller, REO Subsidiary and Guarantor has made its own independent decisions to enter into the Program Agreements and each Transaction or request a Purchase Price Increase, as applicable, and as to whether such Transaction or request a Purchase Price Increase, as applicable, is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Neither any Seller, REO Subsidiary nor Guarantor is

relying upon any advice from Buyer as to any aspect of the Transactions or Purchase Price Increases, as applicable,, including without limitation, the legal, accounting or tax treatment of such Transactions or Purchase Price Increases, as applicable.

(26)         Plan Assets. Neither any Seller nor Guarantor are an employee benefit plan as defined in Section 3 of  Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in Sellers’ hands, and transactions by or with Sellers or Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(27)         No Prohibited Persons. No Seller nor any of their respective Subsidiaries, officers, directors, partners or members, is an entity or person (or to each Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(28)         Servicing.  Each Seller has adequate financial standing and, through the Servicing Agreement with Servicer, access to adequate servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Purchased Mortgage Loans and in accordance with Accepted Servicing Practices.

(29)         Real Estate Investment Trust.  PennyMac Mortgage Investment Trust is a REIT.

b.     With respect to every Purchased Asset and REO Property, each Seller and Guarantor jointly and severally represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and as of any Purchase Price Increase Date, as applicable, and each date thereafter that each representation and warranty set forth on Schedule 1-A, 1-B, 1-C, as applicable, is true and correct.

c.     The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and the REO Property to the REO

Subsidiary and shall continue for so long as the Purchased Assets and REO Properties are subject to this Agreement.

d.     Upon discovery by any Seller, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others.  Buyer has the right to require, in its unreviewable discretion, Sellers to repurchase within one (1) Business Day after receipt of notice from Buyer any Purchased Asset, or cause REO Subsidiary to transfer any REO Property at the Release Price for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Purchased Mortgage Loan or the interests of Buyer.

14.  Covenants

Each of each Seller and Guarantor covenants with Buyer that, during the term of this facility:

a.     Litigation. Each Seller and Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Sellers, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $5,000,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.  Each Seller and Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, if adversely decided, could reasonably be expected to cause an Event of Default hereunder.

b.     Prohibition of Fundamental Changes.  No Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that each Seller may merge or consolidate with (a) any wholly owned subsidiary of such Seller, or (b) any other Person if such Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

c.     Servicing.  Sellers shall not cause the Purchased Mortgage Loans and REO Properties to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Servicer with the execution of this Agreement.

d.     Insurance.  The Sellers or Guarantor shall continue to maintain, for each Seller and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $300,000.  The Sellers or Guarantor shall maintain, for each Seller and its Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.  The Sellers or Guarantor shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

e.     No Adverse Claims.  Each Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of (i) Buyer in and to all Purchased Assets and the related Repurchase Assets and (ii) REO Subsidiary in and to all REO Properties, in either case, against all adverse claims and demands.

f.      Assignment.  Except as permitted herein, no Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or REO Properties or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets or REO Properties in accordance with the Program Agreements.

g.     Security Interest.  Each Seller shall do all things necessary to preserve the Purchased Assets and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, each Seller will comply in all material respects with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets and REO Properties and the related Repurchase Assets to comply with all applicable rules, regulations and other laws in all material respects.  Each Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets and REO Properties and the related Repurchase Assets and any Program Agreement.

h.     Records.

(1)   Each Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets and REO Properties in accordance with industry custom and practice for assets similar to the Purchased Assets and REO Properties, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves.  Except in accordance with the Custodial Agreement, no Seller will allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Purchased Mortgage Loan or REO Property, in which event each Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.  Each Seller or the Servicer of the Purchased Mortgage Loans or REO Properties will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans or REO Properties and preserve them against loss.

(2)   For so long as Buyer has an interest in or lien on any Purchased Asset, each Seller will hold or cause to be held all related Records in trust for Buyer.  Each Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby. For so long as REO Subsidiary has an interest in or lien on any REO Property, PennyMac Corp. shall cause REO Subsidiary to hold or cause to be held all related Records in trust for Buyer.  Sellers shall cause REO Subsidiary to notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3)   Upon reasonable advance notice from Custodian or Buyer, each Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller with its independent certified public accountants.

i.      Books.  Each Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer.  PennyMac Corp. shall cause REO Subsidiary to keep in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of REO Property to REO Subsidiary.

j.      Approvals.  Each Seller shall maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Program Agreements, and each Seller shall conduct its business in all material respects in accordance with applicable law.

k.     Material Change in Business.  Neither Sellers nor Guarantor shall  make any material change in the nature of its business as carried on at the date hereof.

l.      Acquisition Guidelines and Servicing Guidelines.  Without prior written notice to Buyer, Sellers shall not amend or otherwise modify the Acquisition Guidelines in any material respect.  In the event that Servicer makes any amendment or modification to the Servicing Agreement, Sellers shall promptly deliver to Buyer a complete copy of the amended or modified Servicing Agreement, specifying in detail the amendments and modifications set forth therein from the previous copy delivered.  Buyer shall not be bound by such amended or modified Servicing Agreement unless Buyer provides written consent in its sole discretion to any amendment or modification.

m.    Distributions. If an Event of Default has occurred and is continuing, neither Sellers nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Sellers or Guarantor.

n.     Applicable Law.  Each Seller and Guarantor shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

o.     Existence.  Each Seller, REO Subsidiary and the Guarantor shall preserve and maintain their legal existence and all of their material rights, privileges, material licenses and franchises.

p.     Chief Executive Office; Jurisdiction of Organization.  Sellers shall not move their chief executive office from the address referred to in Section 13(a)(17) or change their jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.

q.     Taxes.  Each Seller and Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

r.      Transactions with Affiliates.  No Seller will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, other than any contribution of REO Property to REO Subsidiary, unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

s.     Guarantees.  No Seller shall create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in such Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of all Sellers combined do not exceed $250,000.

t.      Indebtedness. No Seller shall incur any additional material Indebtedness (other than (i) the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit H hereto; (ii) usual and customary accounts payable for a mortgage company; (iii) Indebtedness incurred in connection with another secured lending facility; and (iv) Indebtedness incurred in connection with an intercompany lending agreement) without the prior written consent of Buyer.

u.     Special Purpose Entity.  Sellers shall cause REO Subsidiary to be a Special Purpose Entity that shall (i) own no assets other than the assets specifically contemplated by the Program Agreements, and will not engage in any business, other than the assets and transactions specifically contemplated by the Program Agreements; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Program Agreements; (iii) not make any loans or advances to any Affiliate or third party, and shall not acquire obligations or securities of any Sellers’ Affiliates; (iv) pay its debts and liabilities (including, as applicable, shared personnel expenses and overhead expenses) only from its own assets; (v) comply with the provisions of its organizational documents; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the Buyer’s prior written consent which shall not be unreasonably withheld; (vii) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be to the extent consolidation is required under GAAP or as a matter of applicable law; provided, that (A) appropriate notation shall be made on such financial statements if prepared to indicate the separateness of the Sellers from such Affiliate and to indicate that the Sellers’ assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, (B) such assets shall also be listed on the PennyMac Corp.’s own separate balance sheet if prepared and (C) the Sellers shall file its own tax returns if filed, except to the extent consolidation is required or permitted under applicable law); (viii) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (ix) not enter into any transactions other than transactions specifically contemplated by the Program Agreements with any Affiliates except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction; (x) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (xi) not engage in or suffer any dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (xii) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assts from those of others; (xiii) not institute against, or join any other Person in instituting against the REO Subsidiary, any proceedings of the type referred to in the definition of Act of Insolvency hereunder or seek to substantively consolidate the REO Subsidiary in connection with any Act of Insolvency with respect to any Seller; (xiv) will not hold itself out to be responsible for the debts or obligations of any other Person; (xv) not form, acquire or hold any Subsidiary or own any equity interest in any other entity; (xvi) allocate fairly and reasonably any overhead for shared office space and services performed by an employee of an Affiliate; and (xvii) not pledge its assets to secure the obligations of any other Person.

v.     True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of each Seller, Guarantor, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of each Seller and Guarantor are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by each Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

w.    REO Subsidiary Compliance.  Sellers shall cause REO Subsidiary to comply with all requirements and obligations imposed upon REO Subsidiary under the Trust Agreement.  Sellers shall not cause, or permit REO Subsidiary to cause any REO Property to be taken in the name of any Person other than a REO Subsidiary without the consent of Buyer.

x.     Take-out Payments. For Take-out Commitments with respect to the purchase of twenty-five (25) or more Purchased Mortgage Loans and/or REO Properties sold to the same Take-out Investor, each Seller shall arrange that all payments under the related Take-out Commitment shall be paid directly to the Collection Account or REO Account as applicable.  All other remittances under Take-out Commitments shall be handled in a manner consistent with Section 7 hereof.

y.     No Amendment to Fees.  Sellers shall not increase the fees payable to the Servicer, or to any successors thereto.

z.     Plan Assets. Neither Sellers nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Sellers shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with Sellers or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

aa.   Sharing of Information.  The Sellers shall allow the Buyer to exchange information related to the Sellers and the Transaction hereunder with third party lenders and the Sellers shall permit each third party lender to share such information with the Buyer.

bb.  Reserved.

cc.   Quality Control.  Sellers shall provide to Buyer, with respect to mortgage loans and real estate it acquires and/or owns, quality control reports with respect to (a) its due diligence in connection with the acquisition of such mortgage loans and real estate, and (b) the servicing of such mortgage loans and real estate to the quality control program established in accordance with Fannie Mae guidelines.

dd.  Financial Covenants.  Each Seller and PennyMac Mortgage Investment Trust, as applicable, shall or shall cause at all times the compliance with any and all financial covenants and/or financial ratios set forth in Section 2 of the Pricing Side Letter.

ee.   Most Favored Status.  Sellers, Guarantor and the Buyer each agree that should any Seller enter into a Warehouse Facility with any Person other than the Buyer or an Affiliate of the Buyer which by its terms provides more favorable terms to the Buyer with respect to the financial covenants set forth in Section 14dd hereof (a “More Favorable Agreement”), the terms of this Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement; provided, that in the event that such More Favorable Agreement is terminated, upon notice by the Sellers to the Buyer of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated.  The Sellers, the Guarantor, and the Buyer further agree to execute and deliver any new agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.  Promptly upon any Seller entering into a repurchase agreement or other credit facility with any Person other than the Buyer, such Seller shall notify Buyer that it has entered into such repurchase agreement or other credit facility and deliver to Buyer a summary of the material terms related to the comparable financial covenants of such repurchase agreement or other credit facility in form and substance acceptable to Buyer.

15.  Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.     Payment Failure.  Failure of any Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Payment Date, a Mandatory Partial Prepayment Period or a Repurchase Date, or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of any Seller to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b.     Cross Default.  Any Seller, Guarantor or any Affiliates thereof shall be in default under (i) any Indebtedness, in the aggregate, in excess of $1.5 million of any Seller, Guarantor or any Affiliate thereof, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of $1.5 million to which any Seller, Guarantor or any Affiliate thereof is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

c.     Assignment.  Assignment or attempted assignment by any Seller or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Buyer; or the granting by REO Subsidiary of any security interest, lien or other encumbrances on any REO Property to any person other than Buyer or nominee approved by Buyer.

d.     Insolvency.  An Act of Insolvency shall have occurred with respect to any Seller, REO Subsidiary, Guarantor or any Affiliate.

e.     Material Adverse Change.  Any material adverse change in the Property, business, financial condition or operations of any Seller, REO Subsidiary,  Guarantor or any of their Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of any Seller’s ability to perform its obligations under this Agreement or any other Program Agreement.

f.      Breach of Specified Representation or Covenant or Obligation. A breach by either Seller or Guarantor of any of the representations, warranties or covenants or obligations set forth (i) in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19), 14b, 14m, 14o, 14s, or 14z of this Agreement or (ii) Sections  13(a)(23), 14t, 14dd or 14ee of this Agreement and such breach identified in this clause (ii) shall remain unremedied for one Business Day.

g.     Breach of Take-out Payment Covenant.  A breach by any Seller or Guarantor of the covenant set forth in Section 14x, if such breach is not cured within one (1) Business Day.

h.     Breach of Non-Specified Representation or Covenant.  A breach by any Seller or Guarantor of any other representation, warranty or covenant set forth in this Agreement in any material respect (and not otherwise specified in Sections 15(f) and (g) above), if such breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Purchased Mortgage Loan or pay the Release with respect to such REO Property, as applicable) unless

(i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Buyer’s determination to enter into this Agreement or Transactions or Purchase Price Increases, as applicable, with such party, then such breach shall constitute an immediate Event of Default and Sellers shall have no cure right hereunder).

i.      Change of Control.  The occurrence of a Change in Control without prior consent of Buyer which consent shall be granted or withheld in its sole discretion.

j.      Failure to Transfer.  Any Seller fails to transfer the Purchased Assets to Buyer (or with respect to REO Properties, fails to transfer such REO Properties to the REO Subsidiary, subject to the additional qualifications with respect to Unrecorded REO Properties) on or prior to the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

k.     Judgment.  A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Seller, Guarantor, Servicer or any of their respective Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

l.      Government Action.  Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, Guarantor or any Affiliate thereof, or shall have taken any action to displace the management of any Seller, Guarantor or any Affiliate thereof or to curtail its authority in the conduct of the business of any Seller, Guarantor or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller, Guarantor or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or REO Properties or securities backed by either, and such action provided for in this Section 15(l) shall not have been discontinued or stayed within 30 days.

m.    Inability to Perform.  A Responsible Officer of any Seller, REO Subsidiary or Guarantor shall admit its inability to, or its intention not to, perform any of the Obligations hereunder or Guarantor’s obligations hereunder or under the Guaranty.

n.     Security Interest.  This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets purported to be covered hereby.

o.     Financial Statements.  Each Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of either Seller or Guarantor as a “going concern” or a reference of similar import.

p.     Guarantor Breach.  A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by Guarantor, or if the Guaranty is not enforceable against  Guarantor.

q.     REO Subsidiary Breach.  A breach by REO Subsidiary of any material representation, warranty or covenant set forth in the REO Contribution Agreement or any other Program Agreement, any “event of default” by REO Subsidiary under the REO Contribution Agreement, any repudiation of the REO Contribution Agreement by REO Subsidiary, or if the REO Contribution Agreement is not enforceable against REO Subsidiary.

r.      REIT Asset and Income Tests.  The failure of PennyMac Mortgage Investment Trust to qualify as a REIT and Buyer has delivered notice of an Event of Default to the Sellers with respect thereto:

s.     Governmental Event.  Buyer shall determine, in its sole discretion, that a Governmental Event, individually or collectively, and whether unforeseen or arising out of any Seller’s existing applications, communications and correspondence with any Governmental Authority or Person, has had, or is likely to have, a Material Adverse Effect, or an adverse effect upon its ability to perform its obligations under this Agreement or any other material agreement to which it is a party or that may otherwise materially impair, limit or restrict any Seller’s ability to conduct its business or its operations.

An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16.  Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.     Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction or Purchase Price Increase Date for any Purchase Price Increase has

not yet occurred as of the date of such exercise or deemed exercise, such Transaction or Purchase Price Increase shall be deemed immediately canceled).  Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Sellers and Guarantor of the exercise of such option as promptly as practicable.

b.     If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Sellers hereunder, provided, that following the payment of all Obligations, any remaining Income shall be forwarded to the Sellers, and (iii) Sellers shall immediately deliver to Buyer the Asset Files relating to any Purchased Assets subject to such Transactions then in Sellers’ possession or control.

c.     Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Sellers and REO Subsidiary relating to the Purchased Assets and REO Properties and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans and REO Properties) which are then or may thereafter come in to the possession of Sellers and REO Subsidiary or any third party acting for Sellers.  To obtain physical possession of any Purchased Assets and REO Properties held by Custodian, Buyer shall present to Custodian a Trust Receipt.  Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Sellers’ failure to perform its obligations under this Agreement, each Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

d.     Buyer shall have the right to direct all servicers then servicing any Purchased Mortgage Loans and REO Properties to remit all collections thereon to Buyer, and if any such payments are received by Sellers, Sellers shall not commingle the amounts received with other funds of Sellers and shall promptly pay them over to Buyer.  Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Mortgage Loans and REO Properties with or without cause.  In addition, Buyer shall have the right to immediately sell the Purchased Assets and cause the REO Subsidiary to sell the REO Properties and liquidate all Repurchase Assets.  Such disposition of Purchased Mortgage Loans and REO Properties may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis.  Buyer shall not be required to give any warranties as to the Purchased Assets or REO Properties with respect to any such disposition thereof.  Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets or REO Properties.  The foregoing procedure for disposition of the Purchased Assets or REO Properties and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof.  Each Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets, cause the disposition of REO Properties or dispose of the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets, REO Properties or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Buyer shall be entitled to place the Purchased Assets or cause the placement of the REO Properties in a pool for issuance of securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market.  Buyer shall also be entitled to sell any or all of such Purchased Mortgage Loans or REO Properties individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets or causing the sale of all or a portion of such REO Properties, to give the Sellers credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder.

e.     Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Assets and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

f.      Each Seller recognizes that the market for the Purchased Assets or REO Properties may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner.  Each Seller further recognizes that Buyer may be unable to effect a public sale of any or all of the Purchased Assets that are Trust Interests, by reason of certain prohibitions contained in the 1934 Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not a view to the distribution or resale thereof.  In view of the nature of the Purchased Assets or REO Properties, each Seller agrees that liquidation of any Purchased Asset or REO Property may be conducted in a private sale and at such price as Buyer may deem commercially reasonable.  Buyer shall be under no obligation to delay a sale of any of any Purchased Assets that are the Trust Interests for the period of time necessary to permit PennyMac Corp. to register the Trust Interests for public sale under the 1934 Act, or under applicable state securities laws, even if PennyMac Corp. would agree to do so.

g.     Each Seller agrees to use its reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of any portion of the Trust Interests pursuant to this Agreement valid and binding and in compliance with any and all other applicable laws other than registration under applicable securities laws, provided that each Seller shall have no obligation to register the Trust Interests for public sale under the 1934 Act.  Each Seller further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Buyer, that Buyer has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Sellers, and each Seller hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for defense that no Event of Default has occurred hereunder.

h.     Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting  creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

i.      To the extent permitted by applicable law, Sellers shall be liable to Buyer for interest on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Sellers under this Section 16(i) shall accrue at a rate equal to the Post-Default Rate.

j.      Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

k.     Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Sellers.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

l.      Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive any defenses Sellers might otherwise have to require Buyer to enforce its rights by judicial process.  Sellers also waive any defense (other than a defense of payment or performance) Sellers might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

m.    Buyer shall have the right to perform reasonable due diligence with respect to each Seller and the Purchased Assets and REO Properties, which review shall be at the expense of such Seller.

17.  Reports

a.     Default Notices.  Sellers  or Guarantor shall furnish to Buyer (i) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Sellers hereunder which is given to Sellers’ lenders and (ii) immediately, notice of the occurrence of any (A) Event of Default hereunder, (B) default or breach in any material respect by any Seller or Servicer, REO Subsidiary or Guarantor of any obligation under any Program Agreement or any material contract or agreement of Sellers or Servicer, REO Subsidiary or Guarantor or (C) event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party.

b.     Financial Notices.  Sellers or PennyMac Mortgage Investment Trust shall furnish to Buyer:

(1)   as soon as available and in any event within forty (40) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Sellers and PennyMac Mortgage Investment Trust as at the end of such period and the related unaudited consolidated statements of income and retained earnings for the Sellers and PennyMac Mortgage Investment Trust and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Sellers and PennyMac Mortgage Investment Trust, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Sellers and PennyMac Mortgage Investment Trust in accordance with GAAP (other than solely with respect to footnotes, year-end adjustments and cash flow statements) consistently applied, as at the end of, and for, such period;

(2)   to the extent not filed with the SEC on EDGAR, as soon as available and in any event within ninety (90) days after the end of each fiscal year of Sellers or PennyMac Mortgage Investment Trust, the consolidated balance sheets of Sellers, PennyMac Mortgage Investment Trust as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Sellers or PennyMac Mortgage Investment Trust for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of each Seller or PennyMac Mortgage Investment Trust and their respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3)   at the time the Sellers or PennyMac Mortgage Investment Trust furnish each set of financial statements pursuant to Section 17(b)(1) or (2) above (or, with respect to (2) above, at the time filed with the SEC on EDGAR an Officer’s Compliance Certificate of a Responsible Officer of Seller in the form of Exhibit A to the Pricing Side Letter;

(4)   if applicable, notice of any 10-K or 10-Q filings with the SEC on EDGAR by Sellers or PennyMac Mortgage Investment Trust, within five (5) Business Days of such filing with the SEC; and

(5)   as soon as available and in any event within thirty (30) days of receipt thereof:

(a)           reserved;

(b)           copies of relevant portions of all final written Agency, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Sellers’ operations;

(c)           such other information regarding the financial condition, operations, or business of the Sellers or Guarantor as Buyer may reasonably request; and

(d)           the particulars of any Event of Termination in reasonable detail.

c.     Notices of Certain Events.  As soon possible and in any event within five (5) Business Days of knowledge thereof, Sellers shall furnish to Buyer notice of the following events:

(1)   a change in the insurance coverage required of Sellers, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(2)   any material dispute, litigation, investigation, proceeding or suspension between Sellers or Servicer, on the one hand, and any Governmental Authority or any Person;

(3)   any material change in accounting policies or financial reporting practices of any Seller or Servicer;

(4)   that the underlying Mortgaged Property, with respect to any Purchased Mortgage Loan, or any REO Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(5)   any material issues raised upon examination of any Seller or any Seller’s facilities by any Governmental Authority;

(6)   any material change in the Indebtedness of any Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(7)   any default related to any Repurchase Asset or any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets or any REO Property;

(8)   any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to any Seller or Servicer;

(9)   the occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect; and

(10) without limiting any of the other reporting obligations of any Seller hereunder, each Seller shall promptly notify Buyer of any Governmental Event or update thereto, and shall include the particulars of each update with sufficient detail as is satisfactory to Buyer.

d.     Portfolio Performance Data.  On the first Reporting Date of each calendar month, Sellers will furnish to Buyer (i) electronic Purchased Mortgage Loan and REO Property performance data, including, without limitation, delinquency reports and volume information, broken down by product (i.e., delinquency, foreclosure and net charge-off reports) and (ii) electronically, in a format mutually acceptable to Buyer and Sellers, servicing information, including, without limitation, the current BPO, the current BPO date and information to determine if there are any Interior Access REO Properties, and those fields reasonably requested by Buyer from time to time, on an asset-by-asset basis and in the aggregate, with respect to the Purchased Mortgage Loans and the REO Properties serviced by Sellers or any Servicer for the month (or any portion thereof) prior to the Reporting Date.  In addition to the foregoing information on each Reporting Date, Sellers will furnish to Buyer such information upon the occurrence and continuation of an Event of Default.

e.     Other Reports. Sellers shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

f.      Loan Activity Report.  Sellers hereby acknowledge that by the 10th Business Day of each calendar month, Sellers will furnish to Buyer (i) an Asset Schedule and (ii) a loan activity report comprised of the information set forth in Exhibit M attached hereto.

18.  Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or its interests in REO Properties or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice.  Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Assets to Sellers pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Sellers pursuant to Section 7 hereof.  In the event Buyer engages in a repurchase transaction with any of the Purchased Assets  or its interests in REO Properties or otherwise pledges or hypothecates any of the Purchased Assets or its interests in REO Properties, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets or its interests in REO Properties that are subject to such repurchase transaction.

19.  Single Agreement

Buyer and Sellers acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any

Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.  Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Price Increase Requests, as applicable, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.  All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to PennyMac Corp.:

PennyMac Corp.

27001 Agoura Road

Calabasas, CA 91301

Attention: David M. Walker/Brian Stack

Phone Number: (818) 224-7053/(818) 746-2540

E-mail: david.walker@pnmac.com; brian.stack@pnmac.com

with a copy to:

PennyMac Corp.

27001 Agoura Road

Calabasas, CA 91301

Attention: Jeff Grogin

Phone Number: (818) 224-7050

E-mail: jeff.grogin@pnmac.com

If to PennyMac Mortgage Investment Trust Holdings I:

PennyMac Mortgage Investment Trust Holdings I

27001 Agoura Road

Calabasas, CA 91301

Attention: David M. Walker/Brian Stack

Phone Number: (818) 224-7053/(818) 746-2540

E-mail: david.walker@pnmac.com; brian.stack@pnmac.com

with a copy to:

PennyMac Mortgage Investment Trust Holdings I

27001 Agoura Road

Calabasas, CA 91301

Attention: Jeff Grogin

Phone Number: (818) 224-7050

E-mail: jeff.grogin@pnmac.com

If to Guarantor:

PennyMac Mortgage Investment Trust

27001 Agoura Road

Calabasas, CA 91301

Attention: David M. Walker/Brian Stack

Phone Number: (818) 224-7053/(818) 746-2540

E-mail: david.walker@pnmac.com; brian.stack@pnmac.com

with a copy to:

PennyMac Mortgage Investment Trust

27001 Agoura Road

Calabasas, CA 91301

Attention: Jeff Grogin

Phone Number: (818) 224-7050

E-mail: jeff.grogin@pnmac.com

If to Buyer:

For Transaction or Purchase Price Increase Requests:

CSFBMC LLC

c/o Credit Suisse Securities (USA) LLC

One Madison Avenue, 2nd floor

New York, New York  10010

Attention: Christopher Bergs, Resi Mortgage Warehouse Ops

Phone:  212-538-5087

E-mail: christopher.bergs@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue, 4th Floor

New York, NY 10010

Attention: Bruce Kaiserman

E-mail: bruce.kaiserman@credit-suisse.com

For all other Notices:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue, 4th Floor

Attention:    Margaret Dellafera

Phone Number: 212-325-6471

Fax Number:  212-743-4810

E-mail: margaret.dellafera@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

One Madison Avenue, 9th Floor

New York, NY 10010

Attention: Legal Department—RMBS Warehouse Lending

Fax Number: (212) 322-2376

21.  Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.  Non assignability

Sellers and Guarantor may assign any of their rights or obligations hereunder only with the prior written consent of Buyer which may be granted or withheld for any reason in its sole discretion.  Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain as agent of Sellers, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  No such assignment shall be effective unless such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder. Upon such assignment, Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii)  another Person approved by Sellers (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements.  Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers.

23.  Set-off

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers or Guarantor, any such notice being expressly waived by the Sellers and Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from any Seller, Guarantor or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Buyer or any Affiliate thereof to or for the credit or the account of any Seller, Guarantor or any Affiliate thereof.  The Buyer agrees promptly to notify the Sellers or Guarantor after any such set off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

24.  Binding Effect; Governing Law; Jurisdiction

a.     This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Sellers acknowledge that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

b.     EACH SELLER AND GUARANTOR HEREBY WAIVE TRIAL BY JURY.  EACH SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING.  EACH SELLER AND GUARANTOR HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.  No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

26.  Intent

a.     The parties intend that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable or such Transaction involves a transfer of a Trust Interest), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and that all payments hereunder are transfers made in connection with a “repurchase agreement” and a “securities contract” (as so defined).

b.     The parties further intend that Buyer’s rights to terminate or accelerate Transactions hereunder and to liquidate Purchased Assets delivered to Buyer in connection with Transactions hereunder, are contractual rights to liquidate such Purchased Assets, or terminate or accelerate such Transactions, as applicable, as described in Sections 555 and 559 of the Bankruptcy Code, as amended.

c.     The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.     It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.     The parties further intend this Agreement to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 559 and Section 555, respectively, of the Bankruptcy Code.

f.      For U.S. federal tax purposes, each of the Sellers, the Guarantor, the Buyer, and each Buyer assignee by acquiring an interest in any Transaction agree to treat and report each Transaction as indebtedness issued by PennyMac Mortgage Investment Trust, PennyMac Corp., or PennyMac Mortgage Investment Trust Holdings I, LLC as the case may be, which indebtedness, in the case of each obligor, shall have but a single maturity for purposes of Code section 7701(i)(2)(A)(ii) and U.S. Treasury Regulation section 301.7701(i)-1(e).

27.  Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.     in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.     in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.     in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28.  Power of Attorney

Sellers hereby authorize Buyer to file such financing statement or statements relating to the Repurchase Assets without Sellers’ signature thereon as Buyer, at its option, may deem appropriate.  Sellers hereby appoint Buyer as Sellers’ agent and attorney-in-fact to execute any such financing statement or statements in Sellers’ name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of each Seller as its agent and attorney-in-fact.  This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.  Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.  In connection with the foregoing, the Sellers agree to execute a power of attorney, in the form of Exhibit D hereto (the “Power of Attorney”), to be delivered on the date hereof.  Sellers shall cause the Servicer and REO Subsidiary to execute a Power of Attorney in the form of Exhibit E-1 and Exhibit E-2, respectively, hereto.  Notwithstanding the foregoing, the powers of attorney granted thereunder may be exercised only during the occurrence and continuance of any Default hereunder.

29.  Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

30.  Indemnification; Obligations

a.     Each of each Seller and Guarantor agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request or Purchase Price Increase Request, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Each of each Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request or Purchase Price Increase Request, and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel.  Each Seller’s and Guarantor’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement.  Each of each Seller and Guarantor hereby acknowledges that its obligations hereunder are recourse obligations of such Seller and Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets.  Each of each Seller and Guarantor also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions or Purchase Price Increases, this Agreement or any of the transactions contemplated thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.     Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction or Purchase Price Increase is made by Sellers other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Sellers shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

c.     Without limiting the provisions of Section 30(a) hereof, if any Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Seller by Buyer, in its sole discretion.

31.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32.  Confidentiality

a.     This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and shall be held by each Seller and Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Sellers’ or Guarantor’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii)  disclosure required by law, rule, regulation or order of a court or other regulatory body.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

b.     Notwithstanding anything in this Agreement to the contrary, the Sellers in all material respects shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and REO Properties and/or any applicable terms of this Agreement (the “Confidential Information”).  The Sellers understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and the Sellers agree to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws.  The Sellers shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of Buyer or any Affiliate of Buyer which the Sellers hold, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. The Sellers represent and warrant that they have implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect.  Upon request, the Sellers will provide evidence reasonably satisfactory to allow Buyer to confirm that the providing party has satisfied its obligations as required under this Section.  Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of the Sellers.  The Sellers shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to the Sellers by Buyer or such Affiliate.  The Sellers shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

33.  Recording of Communications

Buyer, Sellers and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.  Buyer, Sellers and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34.  Commitment Fee

Sellers shall pay to Buyer in immediately available funds, due and owing on the date hereof, a non-refundable Commitment Fee.  The Commitment Fee shall be paid in four equal installments as set forth in the Pricing Side Letter.  All such payments shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

35.  Reserved

36.  Periodic Due Diligence Review

Sellers acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Sellers and the Purchased Assets and REO Properties, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Purchased Mortgage Loans and REO Properties or otherwise, and Sellers agree that upon reasonable (but no less than one (1) Business

Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, data, records, agreements, instruments or information relating to such Purchased Assets and REO Properties (including, without limitation, quality control review) in the possession or under the control of Sellers and/or the Custodian.  Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets and REO Properties.  Without limiting the generality of the foregoing, Sellers acknowledge that Buyer may purchase Mortgage Loans and REO Properties from Sellers based solely upon the information provided by Sellers to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Mortgage Loans and REO Properties purchased in a Transaction, including, without limitation, ordering BPOs, new credit reports and new appraisals on the related Mortgaged Properties or REO Properties and otherwise re-generating the information used to determine the Market Value of such Purchased Mortgage Loan or REO Property.  Sellers agree to cooperate with Buyer and any third party underwriter, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Mortgage Loans and REO Properties in the possession, or under the control, of Sellers.  Each Seller further agrees that Sellers shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 36 (“Due Diligence Costs”).

37.  Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Sellers or Buyer, as the case may be, under this Agreement.

38.  Acknowledgement Of Anti-Predatory Lending Policies

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

39.  Documents Mutually Drafted

The Sellers and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

40.  General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.     the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.     accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

c.     references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.     a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.      the term “include” or “including” shall mean without limitation by reason of enumeration;

g.     all times specified herein or in any other Program Agreement  (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

h.     all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

41.  Joint and Several

Sellers and Buyer hereby acknowledge and agree that Sellers are each jointly and severally liable to Buyer for all of their respective obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as Buyer

By:	/s/ Adam Loskove
	Name:	A. Adam Loskove
	Title:	Vice President

PennyMac Corp., as a Seller

By:	/s/ David M. Walker
	Name:	David M. Walker
	Title:	Chief Credit Officer

PennyMac Mortgage Investment Trust Holdings I, LLC, as a Seller

By:	/s/ David M. Walker
	Name:	David M. Walker
	Title:	Chief Credit Officer

PennyMac Mortgage Investment Trust, as Guarantor

By:	/s/ David M. Walker
	Name:	David M. Walker
	Title:	Chief Credit Officer

Signature Page to the Master Repurchase Agreement